Exhibit 4(c)

SECOND SUPPLEMENTAL INDENTURE dated as of July 15, 2008, between ALCOA INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the “Company”) having its principal office at 390 Park Avenue, New York, New York, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee to J.P. Morgan Trust Company, N.A. (formerly known as Chase Manhattan Trust Company, National Association, as successor trustee to PNC Bank, National Association), a national banking association organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (as supplemented by the First Supplemental Indenture dated as of January 25, 2007 between the Company and the Trustee, the “Indenture”), relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

Section 901(10) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, when properly authorized by a certified resolution adopted by the Board of Directors, to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect.

The Company has requested the Trustee to join with it in the execution and delivery of this second supplemental indenture (the “Second Supplemental Indenture”) in order to supplement and amend the Indenture to correct Section 1304 of the Indenture.

The Company has determined that this Second Supplemental Indenture complies with said Section 901 and does not require the consent of any Holders.

The Company represents and warrants that all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities of any series created after the date hereof, as follows:

I.	AMENDMENTS TO THE INDENTURE

A. Paragraph (2) of Section 1304 of the Indenture is amended to replace the reference to “Section 1303” with a reference to “Section 1302”.

II.	GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validly of this Second Supplemental Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

C. The Company hereby certifies that this Second Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

D. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

ALCOA INC.,

By
Name:	Peter Hong
Title:	Vice President and Treasurer

[Seal]

Attest:

Brenda A. Hart
Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

by
Name:
Title:

[Seal]

Attest:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 15th day of July, 2008, before me personally came Peter Hong to me known, who, being by me duly sworn, did depose and say that he is Vice President and Treasurer of ALCOA INC., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

Notary Public

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 15th day of July 2008, before me personally came                  to me known, who, being by me duly sworn, did depose and say that he is                              of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

Notary Public

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